Exhibit 2.1 Execution Version

AGREEMENT

FOR THE SALE AND PURCHASE OF SHARES IN THE CAPITAL OF

VETEX MEDICAL LIMITED

THE PERSONS WHOSE NAMES ARE SET OUT IN SCHEDULE 1

MARK BRUZZI

SONASIAR LIMITED

SURMODICS MD, LLC

SURMODICS, INC.

DATED 2  JULY 2021

MHC-25475944.3

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION	4
2	SALE AND PURCHASE OF SHARES	15
3	COMPLETION	20
4	WARRANTIES	21
5	SPECIFIC INDEMNITIES	23
6	ESCROW ACCOUNT	24
7	COVENANTS BY RESTRICTED PERSONS	25
8	SELLERS’ REPRESENTATIVE	26
9	APPOINTMENT OF A PROCESS AGENT	28
10	MARK BRUZZI GUARANTEE	28
11	BUYER GUARANTEE	30
12	CONFIDENTIAL INFORMATION	32
13	ANNOUNCEMENTS	33
14	NOTICES	35
15	FURTHER ASSURANCE	35
16	POST-COMPLETION INFORMATION	35
17	COSTS AND EXPENSES	35
18	SUCCESSORS AND ASSIGNS	35
19	COUNTERPARTS	36
20	EFFECT OF COMPLETION	36
21	WAIVER	36
22	SEVERANCE	37
23	VARIATION	37
24	ENTIRE AGREEMENT	37
25	SURVIVAL OF OBLIGATIONS	38
26	SET-OFF	38
27	CONSENT TO ELECTRONIC SIGNATURES	38
28	LAW AND JURISDICTION	38
SCHEDULE 1 PARTICULARS OF THE SELLERS		40
SCHEDULE 2 PARTICULARS OF THE COMPANY		46
SCHEDULE 3 COMPLETION OBLIGATIONS		52
SCHEDULE 4 COMPLETION ACCOUNTS		56
SCHEDULE 5 ACCOUNTING EXPERT		58
SCHEDULE 6 WARRANTIES AND REPRESENTATIONS		59
1	POWER TO SELL THE SHARES	59
2	SHARES IN THE COMPANY	59

3	SOLVENCY OF THE SELLERS	60
1	WARRANTIES AND INFORMATION	61
2	CONSTITUTIONAL AND CORPORATE DOCUMENTS AND COMPANY STATUS	61
3	SHARES IN OTHER COMPANIES AND JOINT VENTURES AND PARTNERSHIPS	62
4	COMPLIANCE WITH LAWS	63
5	LICENCES AND CONSENTS	63
6	INSURANCE	64
7	POWERS OF ATTORNEY AND POWER TO BIND	64
8	DISPUTES AND INVESTIGATIONS	65
9	DEFECTIVE PRODUCTS AND SERVICES	66
10	CUSTOMERS AND SUPPLIERS	67
11	CONTRACTS	67
12	TRANSACTIONS WITH THE SELLERS AND SELLERS’ INTERESTS	69
13	FINANCE AND GUARANTEES	70
14	LIABILITIES	71
15	EFFECT OF SALE OF SHARES	72
16	INSOLVENCY	72
17	FINANCIAL STATEMENTS	74
18	CHANGES SINCE FINANCIAL STATEMENTS DATE	75
19	FINANCIAL AND OTHER RECORDS	76
20	ASSETS	76
21	PLANT AND EQUIPMENT AND STOCK-IN-TRADE	77
22	KNOW HOW	77
23	INTELLECTUAL PROPERTY RIGHTS	77
24	CONFIDENTIAL INFORMATION	80
25	INFORMATION TECHNOLOGY	81
26	DATA PROTECTION	83
27	EMPLOYMENT	84
28	HEALTH & SAFETY	87
29	PROPERTY	88
30	ENVIRONMENT	90
31	COMPETITION	92
32	COMPLIANCE WITH ANTI-CORRUPTION LAW	92
33	PENSIONS	93
34	REGULATION	93
1	GENERAL	98

2	DEDUCTIONS AND WITHHOLDING	99
3	RESIDENCE	100
4	REPAYMENTS AND REDEMPTION OF SHARE CAPITAL	100
5	CAPITAL ALLOWANCES	100
6	STAMP DUTY	101
7	NOTICE OF ATTACHMENT	101
8	CORPORATION TAX	101
9	AGENCY FOR NON-RESIDENTS	101
10	MANDATORY DISCLOSURE	101
11	ANTI AVOIDANCE	101
12	GROUP COMPANIES	102
13	CLOSE COMPANY	102
14	VAT	102
15	OTHER DUTIES	103
16	TRANSFER PRICING	103
17	RESEARCH AND DEVELOPMENT	104
18	LOSSES	104
SCHEDULE 7 WARRANTY LIMITATIONS		105
SCHEDULE 8 THE PROPERTY		110
PART 1: THE PROPERTY		110
PART 2: DETAILS OF ENCUMBRANCES		110
PART 3: PARTICULARS OF LEASES AND LICENCES		110
SCHEDULE 9 PRODUCT SPECIFICATIONS		111

This agreement is dated 2 July 2021.

PARTIES

(1)	THE PERSONS WHOSE NAMES AND ADDRESSES ARE SET OUT IN SCHEDULE 1, (the “Sellers”);
(2)	MARK BRUZZI of 7 Devon Gardens, Salthill, Galway, Ireland;

(3)

SONASIAR LIMITED, a private company limited by shares incorporated under the laws of Ireland with company registration number 585732 and having its registered office at Unit 218 Business Innovation Centre, National University of Ireland, Co. Galway (“Sonasiar”);

(4)

SURMODICS MD, LLC, a limited liability company organized under the laws of Minnesota with file number 852133900023 and having its registered office at 9924 West 74th Street, Eden Prairie, MN, 55344 (the “Buyer”); and

(5)	SURMODICS, INC., a company incorporated under the laws of Minnesota with file number 3L-831 and having its registered office at 9924 West 74th Street, Eden Prairie, MN, 55344 (the “Guarantor”).

BACKGROUND

(A)

The Sellers are the legal and beneficial owners of the number of shares set out opposite their respective names in Schedule 1 comprising the entire issued share capital of Vetex Medical Limited (the “Company”). Particulars of the Company are set out in Schedule 2.

(B)

At Completion, the Sellers wish to sell and the Buyer wishes to purchase the Completion Sale Shares and the Put and Call Shares (legal interest only), on the terms and subject to the conditions of this agreement.

(C)

Simultaneous with Completion, the Buyer and the Sellers are entering into the Put and Call Option Agreement pursuant to which the Buyer shall have option to acquire the beneficial interest in the Put and Call Shares from the Sellers.

(D)	The Guarantor has agreed to guarantee the performance of the obligations of the Buyer under this Agreement on the terms set out in clause 11.

THE PARTIES AGREE as follows:

1	DEFINITIONS AND INTERPRETATION
1.1	In this agreement and in the schedules unless the context otherwise requires or unless otherwise specified:

“Accounting Expert” means an accountant in KPMG LLP practicing in Ireland, but if no such accountant is willing to serve as such, the Accounting Expert will be an accountant in an accountancy firm practising in Ireland, independent of the parties, appointed by agreement between the Buyer and the Sellers’ Representative or, in the absence of such agreement within five Business Days of the Buyer or the Sellers’ Representative notifying the other of its wish to appoint an Accounting Expert, such accountant as is appointed by the President for the time being of

Chartered Accountants Ireland on the application of the first of the Buyer or the Sellers’ Representative to so apply;

“Additional Consideration” shall have the meaning assigned to it in clause 2.10;

“Aggregate First Release Payment” shall have the meaning assigned to it in clause 2.12.4(A);

“Agreed Form Estimate” has the meaning given to it in clause 2.8;

“Announcement” has the meaning given to it in clause 13.1;

“BSC Loan Notes” means the $1,374,625 in principal value of loan notes constituted by loan note instrument dated 17 July 2017 as amended by an amendment agreement dated 9 May 2019 and a share reorganisation agreement dated on or about the date of this agreement and originally issued to BTG Holdings Limited and transferred to Boston Scientific Company plc on 12 December 2019;

“BSC Loan Note Coupon” means the sum of $243,390.22 as at 17 June 2021, plus an additional sum of USD$301.29 in respect of each day after the 17 June 2021 up to the date on which the BSC Loan Notes are redeemed;

“BSC Loan Note Principal” means $1,374,625;

“BSC Loan Note Redemption Amount” means:

(A)	an amount equal to the BSC Loan Note Principal; plus
(B)	an amount equal to the BSC Loan Note Coupon in dollars;

“Business” means the business carried on by the Company;

“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which banks are open for retail business in Dublin;

“Business IP” means all Intellectual Property owned or used by the Company in the Business and all Owned IP;

“Buyer’s Group” means the Buyer and any other company which is or becomes a subsidiary or holding company of the Buyer or a subsidiary of such holding company;

“Buyer's Solicitors” means Mason Hayes & Curran LLP, South Bank House, Barrow Street, Dublin 4, Ireland;

“Claim” means a claim for breach of any of the General Warranties or Tax Warranties;

“Companies Act” means the Companies Act 2014, all other enactments (whether primary or secondary), concerning, affecting or to be construed as one, read together as one or read as one with the foregoing, the regulations and decisions of the European Union and European Community concerning or affecting company law as are directly applicable in the State and every statutory modification and re-enactment of the foregoing for the time being in force;

“Competition Act” means the Competition Act 2002;

“Completion” means completion of the matters relating to the sale and purchase of the Shares in accordance with this agreement;

“Completion Accounts” means the unaudited balance sheet of the Company as at the Completion Date, and the unaudited profit and loss account of the Company for the financial period from the Financial Statements Date to, and including, the Completion Date, including the notes thereon, prepared in accordance with the provisions of Schedule 4;

“Completion Cash” means the aggregate of all: (i) cash on hand; (ii) cash standing to the credit of any account with a bank or financial institution; and (iii) cash equivalents, in each case to which the Company is beneficially entitled as at Completion;

“Completion Cash Estimate” means the estimate of the Completion Cash as at the Completion Date, as specified in dollars in the Agreed Form Estimate;

“Completion Consideration” means the total aggregate consideration for the sale of the Completion Sale Shares and the Put and Call Shares (legal interest only) as stated in clause 2.2;

“Completion Date” has the meaning given in clause 3.1;

“Completion Indebtedness” means the aggregate of all borrowings and other financial indebtedness of the Company in the nature of borrowings, including but not limited to bank loans, the outstanding capital and interest payments of financial and operating leases, shareholder loans and outstanding pension obligations, all obligations to pay the deferred purchase price or acquisition price of property or services, or similar payment, including any “earnout” or similar payments or any non-compete payments; all liabilities evidenced by a note, bond, debenture, or similar contract (including a purchase money obligation), all liabilities under any interest rate swap, hedging, or similar agreements, all liabilities in respect of any off-balance sheet transactions, all liabilities for prepaid deferred revenue and customer incentive programs or payments, liabilities for any accrued Taxes; and all obligations of another person of the types listed above, payment of which is guaranteed by, or secured by Encumbrances on the property of (with respect to liens, to the extent of the value of property pledged pursuant to such Encumbrances if less than the amount of such obligations), such person but shall exclude the BSC Loan Note Redemption Amount;

"Completion Liabilities Amount" means the aggregate amount of the Company’s current liabilities and Completion Indebtedness as at the Completion Date;

“Completion Liabilities Estimate” means the estimate of the Completion Liabilities Amount as at the Completion Date, as specified in dollars in the Agreed Form Estimate;

“Completion Sale Shares” means the legal and beneficial interest in the 1,946,266 Ordinary Shares of €0.0001 each in the issued share capital of the Company;

“Completion Sellers’ Payment” means the Estimated Completion Consideration less the Escrow Amount;

“Completion Statement” means a statement setting out the amount of the Completion Cash and the Completion Liabilities Amount, together with the resulting calculations of the Negative Adjustment Amount, the Positive Adjustment Amount and the amount of any resultant payment to be made by either party to the other pursuant to clause 2.8;

“Confidential Information” means information (however stored) relating to or connected with the business, customers or financial or other affairs of the Company, details of which are not in the public domain including, without limitation, information concerning or relating to:

(A)	the Business IP and any other property of the Company in the nature of the intellectual property;
(B)	any technical processes, future projects, business development or planning, commercial relationships and negotiations; or
(C)

the marketing of goods or services including, without limitation, customer, client and supplier lists, price lists, targets, sales, statistics, market share statistics, market research reports, surveys, advertising, other promotional materials, details of contractual arrangements and any matters concerning the clients, customers or other persons having dealings with the Company;

“Connected” has, in relation to a person, the meaning given to it in section 10 of TCA 1997 provided that any reference in that section to “company” shall be taken to include a reference to a body corporate;

“Connected Person” means a person Connected with:

(A)	the Company;
(B)	a director of the Company; and/or
(C)	a Seller;

“Constitution” means the constitution of the Company from time to time;

“Contractor” means any current or former supplier of services to the Company (whether on their own behalf or on behalf of a body corporate and including independent contractors, agency workers and consultants) who is not an Employee;

“Covered” shall mean, as to a product and patent, that, in the absence of a license granted under, or ownership of, such patent, the making, using, selling, offering for sale or importation of such product would infringe such patent or, as to a pending claim included in such patent, the making, using, selling, offering for sale or importation of such product would infringe such patent if such pending claim were to issue in an issued patent without modification;

“Directors” means those persons, being all the directors of the Company at the date of this agreement, whose names and addresses are set out in Schedule 2;

“Disclosed” means fairly disclosed in the Disclosure Letter with sufficient details to enable the Buyer to make an informed and proper assessment of the nature and scope of the matter disclosed;

“Disclosure Letter” means the letter dated the date of this agreement from the Sellers to the Buyer expressed to be a disclosure letter for the purposes of this agreement;

“Employee” means any person employed by the Company under a contract of employment or any officer or director of the Company;

“Encumbrance” includes any of the following, whether actual or contingent:

(A)	any adverse claim or right or third party right;
(B)	any equity, trust or equitable interest;
(C)	any right to call for the issue of, redemption, repayment or conversion into any shares, stock or loan capital; and
(D)

any mortgage, charge (whether fixed or floating), lease, assignment, hypothecation, pledge, lien, option, right of pre-emption, right of retention, or right to acquire or right to restrict or any other form of security interest or right or interest or encumbrance of whatsoever nature or any obligation (including any conditional obligation) to create any of them;

“Escrow Account” means the account with Wells Fargo in the name of the Escrow Agent available for payment, in accordance with the Escrow Agreement, of Claims, claims under the Fundamental Warranties (subject to clause 26.1), claims under the Tax Deed, claims under the Specific Indemnities, and claims under the Special Deed of Indemnity, which are, in each case, Settled;

“Escrow Agent” means Wells Fargo Bank appointed pursuant to the Escrow Agreement;

“Escrow Agreement” means the agreement in the agreed form from the Buyer and the Sellers to the Escrow Agent;

“Escrow Amount” means $3,000,000 plus the Additional Consideration which shall be paid into the Escrow Account in accordance with clause 2.10;

“Escrow Release Date” means the date that is 36 months from the Completion Date;

“Estimated Completion Consideration” means an amount equal to $39,900,000:

(A)	less the BSC Loan Note Redemption Amount;
(B)	less the Completion Liabilities Estimate; and
(C)	plus the Completion Cash Estimate;

“FDA” means the United States Food and Drug Administration or any successor regulatory agency in the United States;

“Financial Statements” means the audited balance sheet as at the Financial Statements Date and the audited profit and loss account for the financial period ended on and as at the Financial Statement Date of the Company, including the audited balance sheet as at that date and the audited profit and loss account for that year, together in each case with all notes and the directors' report and auditors' report and all other documents and statements annexed to them;

“Financial Statements Date” means 30 November 2020;

“First Release Date” shall have the meaning assigned to it in clause 2.12.4(A);

“Former Employee” means any person formerly employed by the Company under a contract of employment or any former officer or director of the Company;

“FRS 102” means the Financial Reporting Standard applicable in the UK and Republic of Ireland promulgated by the Institute of Chartered Accountants in Ireland in respect of its application in the Republic of Ireland;

“Fundamental Warranties” means the statements in Part 1 of Schedule 6;

“General Warranties” means the statements in Part 2 of Schedule 6;

“Grant Agreement” means the grant agreement (number 874205) between the Executive Agency for Small and Medium-sized Enterprise (EASME) and the Company dated 13 August 2019, as amended by an amendment agreement (reference number 874205-1) dated 19 March 2021;

“Grant Disallowed Amount” has the meaning given thereto in Clause 5.1;

“Grant Payment Amount” means any cash payment, up to a maximum of €372,000, actually received by the Company post Completion pursuant to the Grant Agreement in respect of qualifying expenditure incurred by the Company prior to Completion;

“Grant Received Amount” means the sum of €2,112,797 received by way of interim payments under the Grant Agreement prior to Completion;

"Independent Senior Counsel" means an independent senior counsel with at least 10 years' experience in the area relevant to the subject matter of the dispute, to be nominated either by the Sellers’ Representative and the Buyer jointly or, where the Sellers’ Representative and the Buyer fail to agree on an independent senior counsel within 10 Business Days of either party notifying the other of its wish to refer a given matter to an Independent Senior Counsel, by the Chair for the time being of the Council of The Bar of Ireland;

“Intellectual Property” means any intellectual or industrial property rights in any part of the world existing now or in the future including patents, inventions, registered and unregistered trade marks, designs and design rights, copyright, trade names, business names, rights in domain names, database rights, sui generis rights, topography rights, mask work rights, plant breeders’ rights, rights in designs (whether registerable or not), ideas, inventions, discoveries, concepts, improvements to existing technology, processes, know-how, trade secrets and rights of the same or similar effect or nature to any of the foregoing and applications (and rights to apply for), registrations extensions and renewals in relation to any of the foregoing and goodwill in relation to any of the foregoing (in each case, to the fullest extent and for the full period therefor);

“Management Accounts” means (i) the unaudited balance sheet of the Company as at the Management Accounts Date and (ii) the unaudited profit and loss account of the Company for the period from the Financial Statements Date ending on the Management Accounts Date;

“Management Accounts Date” means April 30, 2021;

“Negative Adjustment Amount” has the meaning given to it in clause 2.9.2(A);

“Non-Resident Sellers” means those Sellers whose address as shown opposite their names in Schedule 1 is not in Ireland;

“NUIG” means National University of Ireland, Galway with an address at the University Road, Galway, Ireland;

“NUIG Assignment Agreement” means the assignment agreement to be entered into by NUIG and the Company in respect of certain patent applications and know how;

“NUIG Property Licence” means the licence between NUIG and the Company dated 1 November 2019 licencing the occupation by the Company of the Property for the period 1 November 2019 to 21 October 2021;

“Owned IP” means the registered and material unregistered Intellectual Property owned by the Company, which for the avoidance of doubt shall include all Intellectual Property which (i) is licensed by NUIG to the Company, and/or (ii) has been or will be acquired by the Company pursuant to the NUIG Assignment Agreement;

“Policies” has the meaning given to it in paragraph 6.1 of Part 2 of Schedule 6;

“Positive Adjustment Amount” has the meaning given to it in clause 2.9.2(B);

“Primary Patents” means U.S. Patent 10,779,852 or U.S. Patent 10,874,421 or U.S. Patent 10,813,663 or U.S. Patent 10,743,907 or U.S. Patent Application Serial No. 17/133,111 or U.S. Patent Application Serial No. 17/246,120 or U.S. Patent Application Serial No. 17/246,353 or U.S. Patent Application Serial No. 16/919,924;

“Prior Companies Acts” means the Companies Acts 1963 to 2005, parts 2 and 3 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006, the Companies (Amendment) Act 2009, the Companies (Miscellaneous Provisions) Act 2009, the Companies (Amendment) Act 2012 and the Companies (Miscellaneous Provisions) Act 2013), every statutory modification and re-enactment of the foregoing and all other enactments (whether primary or secondary), in operation prior to 1 June 2015, concerning or affecting, to be construed as one, read together as one or read as one with any one or more of the foregoing;

“Property” means the property of the Company, particulars of which are set out in Schedule 8;

“Product” means an intravascular catheter or catheter system, and components for use therewith, that are designed or intended for the capture and removal of thrombus or emboli and which is Covered by Valid Claim of the Primary Patents;

“Product Specifications” has the meaning set out in Schedule 9;

“Put and Call Amount” means any and all amounts which are to be paid to the Sellers pursuant to the Put and Call Option Agreement for the acquisition of the Put and Call Shares;

“Put and Call Option Agreement” means the put and call option agreement to be entered into on Completion between the Sellers and the Buyer;

“Put and Call Shares” means the 158,417 B Ordinary Shares of €0.0001 each and the 158,417 C Ordinary Shares of €0.0001 each in the issued share capital of the Company, the beneficial interest of which are the subject of the Put and Call Option Agreement;

"R&D Tax Refunds" means any cash refunds that are actually received by the Company from Completion through 31, December 2023  under sections 766 TCA or 766A TCA in respect of qualifying expenditure incurred by the Company through November 30, 2020 on research and development or qualifying expenditure on buildings or structures used for research and development;

“Regulatory Authority” means any local or national agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) or any instrument similar to the foregoing of any government of any country having jurisdiction over any of the activities carried on by the Company, including the European Commission, the European Court of Justice, the Health Products Regulatory Authority, the National Standards Authority of Ireland or the FDA or a competent authority, notified body or equivalent in any other jurisdiction;

“Relevant Business” means the business of the research, design, development, manufacture and/or commercialization of venous thrombectomy medical devices and devices for the treatment of pulmonary embolism by thrombectomy;

“Relevant Territory” means worldwide;

“Restricted Persons” means Mark Bruzzi, Sonasiar, John Egan, Shane Molloy and Con O’Brien;

“Second Release Date” shall have the meaning assigned to it in clause 2.12.4(B);

“Seller’s Group” means in respect of each Seller, that Seller and where that Seller is a corporate entity each of its subsidiaries and holding companies (as those expressions are defined in section 7 and section 8 of the Companies Act 2014 respectively) and any subsidiary or associated company of any such company from time to time, including any companies which become subsidiaries, holding companies or associated companies after the date of this agreement;

“Sellers’ Nominated Account” means the client account of the Sellers’ Solicitors;

“Sellers’ Representative” means Mark Bruzzi;

“Sellers’ Solicitors” means Eugene F Collins, Temple Chambers, 3 Burlington Road, Dublin 4;

“Settled” means in relation to a Claim, a claim in respect of breach of any of the Fundamental Warranties, a claim under the Tax Deed, or a claim under the Specific Indemnities:

(A)

the Sellers’ Representative and the Buyer have agreed in writing the amount to be paid by the Warrantors to the Buyer in settlement thereof of Claim and/or a claim under the Specific Indemnities and/or the Tax Deed and/or the Special Deed of Indemnity, and the amount so agreed shall be deemed to be the amount of such claim; or

(B)

the relevant Seller(s) and the Buyer have agreed in writing the amount to be paid by the Seller(s) to the Buyer in settlement thereof of a claim in respect of a breach of the Fundamental Warranties, and the amount so agreed shall be deemed to be the amount of such claim; or

(C)	a court or tribunal of law has delivered judgment in respect of such claim (whether on appeal or otherwise) and:
(1)	such judgment has not been appealed within the requisite period for doing so;
(2)	such judgment has been appealed against but such appeal has been withdrawn; or
(3)	there shall be no right of appeal against such judgment,

and the amount to be paid by the Sellers or the Warrantors (as applicable) to the Buyer in respect of such claim on foot of the judgment shall be deemed to be the amount of such claim;

“Shares” means the entire issued share capital of the Company, the further particulars of which are set out in Schedule 1 and which are or may be purchased by the Buyer under the terms of this agreement and the Put and Call Option Agreement;

“Sonasiar” means Sonasiar Limited, a company incorporated in Ireland under company number 585732;

“Special Deed of Indemnity” means the deed of indemnity in the agreed form;

“Specific Indemnities” shall have the meaning assigned to it in clause 5.1;

“Subsidiary” means a company which is a subsidiary of the Company as defined in section 7 of the Companies Act 2014 and “Subsidiaries” shall be construed accordingly;

“Tax” or “Taxation” has the meaning given to it in the Tax Deed;

“Tax Authority” has the meaning given to it in the Tax Deed;

“Tax Deed” means the deed of covenant relating to Tax in the agreed form;

“Tax Warranties” means the statements contained in Part 3 of Schedule 6;

“TCA 1997” means the Taxes Consolidation Act 1997;

“Third Release Date” shall have the meaning assigned to it in clause 2.12.4(C);

“Unresolved Escrow Amount” means an amount equal to the disputed amount for which the Buyer has issued a notice of (i) a Claim, (ii) a claim under the Tax Deed, (iii) a claim under the Specific Indemnities or (iv) a claim under the Special deed of Indemnity, in each case, which has not been Settled;

“Valid Claim” shall mean (a) a claim of an issued and unexpired patent that has not been abandoned, cancelled or held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealed within the time allowed for appeal, or that has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a claim of a pending patent application, which patent application was filed and is being prosecuted in good faith and has not been cancelled, withdrawn from consideration, abandoned or finally disallowed without the possibility of appeal or refiling of the application and that has not been pending for more than seven (7) years from the earliest date from which the patent application claims priority.  If the patent application has been re-filed or is a divisional application, the seven (7) year period mentioned above shall be calculated from the first application filed in the series of applications;

“VAT” means the tax imposed in conformity with Council Directive 2006/112/EC and in relation to Ireland, the VATCA and legislation supplemental thereto and any other tax of a similar fiscal nature substituted for, or levied in addition to, such tax whether in the European Union or elsewhere;

“VATCA” means the Value Added Tax Consolidation Act 2010, as amended from time to time and any regulations made in respect of VAT;

“Warranties” means the statements contained in Schedule 6;

“Warrantors” means Mark Bruzzi and Sonasiar; and

“Working Hours” means 9 am to 5.30pm (Irish time) on a Business Day.

1.2	Any reference to a document being “in approved terms” or in “agreed form” means, in relation to that document, the form agreed between the Sellers and the Buyer.
1.3

The contents of the schedules form an integral part of this agreement and any reference to “this agreement” shall be deemed to include the schedules. Words defined in the background to this agreement are incorporated into this agreement.

1.4	Headings in this agreement are for convenience only. They are not a part of and do not affect the interpretation of this agreement.
1.5	Any reference to a clause, paragraph or schedule is a reference to a clause, paragraph or schedule of this agreement.

1.6

Any phrase introduced by the terms “including”, “include”, “in particular”, “for example” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.7	Unless the context otherwise requires, words denoting any gender shall include all other genders, words in the singular shall include the plural and words in the plural shall include the singular.
1.8

Any reference to a person shall be construed so as to include any individual, firm, body corporate, unincorporated body, government, state, agency, joint venture, association, partnership, foundation, trust, works council or employee representative body (in each case whether or not having separate legal personality).

1.9	Any reference to Ireland does not include Northern Ireland.
1.10

Any reference to “law” or similar expression includes all or any bye-law, certificate, decree, directive, injunction, instrument, judgment, law (including common law and equity), legislation, notice, order, regulation, requirement, resolution, guideline, statute, statutory instrument, treaty and any binding code of conduct, code of practice, guidance note or standard of any administrative, executive, governmental, judicial or regulatory agency, authority, body or court in any jurisdiction or anything similar to any of the foregoing.

1.11	Any reference to any provision of any legislation shall, unless the context clearly indicates to the contrary, be a reference to legislation of Ireland.
1.12

Any reference to any law shall be construed as a reference to that law and any law made under, deriving validity from, to be read with or to be construed with that law, in each case as extended, amended, replaced or re-enacted from time to time whether before or after the date of this agreement, provided that, as between the parties, no such extension, amendment, replacement or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on or otherwise adversely affect the rights of the Buyer.

1.13

All sums payable by the Sellers pursuant to this agreement shall be paid free and clear of all deductions or withholdings (including Tax) and free and clear from any set off or counterclaim unless the deduction or withholding is required by law. If a deduction or withholding is required by law or if the Buyer shall incur any liability to Tax in respect of any payment pursuant to this agreement, the Sellers shall pay such additional amounts as shall be required to ensure that the net amount received by the Buyer (after Tax) will be equal to the full amount which would have been received and retained by it had no such deduction or withholding been made and/or no such liability of Tax been incurred.

1.14

Any statement, representation, warranty or undertaking in this agreement or the Disclosure Letter which is qualified by the expression “to the best of the knowledge, information and belief of the Warrantors”, “so far as the Warrantors are aware” or any similar expression shall be deemed to include a warranty that such statement, representation, warranty or undertaking has been made after the Warrantors have made due, diligent and careful enquiry and includes the awareness or knowledge, information and belief of the Company.

1.15	“Writing” or any similar expression shall exclude by means of email or comparable means of communication.
1.16

If any action or duty to be taken or performed under any of the provisions of this agreement would fall to be taken or performed on a day which is not a Business Day, that action or duty shall be taken or performed on the Business Day next following that date.

1.17	All references to time are references to Irish time.
1.18

Any reference in the Warranties to the Companies Act shall be read as including, with respect to the period before 1 June 2015, the Prior Companies Acts and reference to a provision in the Companies Act 2014 shall be read as including a reference to the corresponding provision in the Prior Companies Acts.

1.19

Any reference in this agreement to an “indemnity” or “indemnifying” any person against any circumstance includes indemnifying and holding that person harmless (on demand and on an after Tax basis) from all actions, claims, demands, awards, penalties, fines and proceeding (including any liability to Taxation) from time to time made against that person and all loss or damage and all payments, costs or expenses (including reasonable legal and other professional costs) made or incurred by that person as a consequence of or which would not have arisen but for that circumstance.

1.20

All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars.  All references to “euro”, “EUR” or “€” are to the lawful currency of Ireland.  Where any conversion between United States dollars and another currency is required or permitted to be made pursuant to the provisions of this agreement (a “Conversion Calculation”), the conversion rate to be used for the purposes of the Conversion Calculation shall be the mean of the United States dollar exchange rate for such currency for each of the twenty Business Days immediately prior to the date on which the Conversion Calculation is made as calculated by the Exchange Rate office of the Central Bank of Ireland.

2	SALE AND PURCHASE OF SHARES
2.1	Sale and Purchase

Upon the terms of this agreement, with effect from Completion, each Seller (other than Sonasiar, Johan V. Brigham and Robert (Chip) Hance) shall sell as legal and beneficial owner and Sonasiar shall sell as beneficial owner and procure the transfer of legal ownership, and Johan V. Brigham, shall sell as trustee of The Brigham Family Irrevocable Trust 2010 – JVB, and Robert (Chip) Hance shall sell as trustee of the Robert B. Hance TTEE Robert Bell Hance 2012 Revocable Trust, and the Buyer shall buy the full legal and beneficial interest in the Completion Sale Shares and the full legal interest in the Put and Call Shares free from all Encumbrances together with all rights and advantages attaching or accruing to them now or in the future including without limitation the right to receive all dividends, distributions and return of capital declared, paid, created or arising on or after the Completion Date.

2.2

The total amount payable by the Buyer to the Sellers in respect of the sale and purchase of the Completion Sale Shares and the Put and Call Shares (legal interest only) shall be the Estimated Completion Consideration, as may be adjusted following Completion in accordance with clause 2.2 (the “Completion Consideration”).

2.3	The Estimated Completion Consideration may be adjusted following Completion in accordance with the provisions of clauses 2.9 and 2.10 and Schedule 4.
2.4

Without prejudice to the Buyer’s rights, any payment of the Put and Call Amount in respect of the Put and Call Shares shall be effected pursuant to the Put and Call Option Agreement in accordance with law.

2.5	The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with the provisions of this agreement.
2.6

Each of the Sellers waives all rights of pre-emption over any of the Shares conferred upon them in any way (for himself and on behalf of the other members of its group, where relevant) and shall procure that no later than Completion all rights of pre-emption and other similar or comparative rights over and in respect of the Shares conferred upon or held by any other person are waived so as to permit the sale and purchase of the Shares.

2.7	Each of the Sellers confirms that all shareholders’ agreements relevant to the Shares or the Company are terminated.
2.8

The Sellers’ Representative shall have delivered to the Buyer, at least 2 Business Days prior to the Completion Date, a statement in a format pre-agreed with the Buyer (the “Agreed Form Estimate”) that sets forth his (i) calculation of the BSC Loan Note Coupon and BSC Loan Note Redemption Amount and (ii) good faith estimate of the Completion Liabilities Estimate and the Completion Cash Estimate, and the calculation of the together with reasonably detailed supporting calculations demonstrating each component thereof.

2.9	Completion Accounts
2.9.1

The Buyer and the Sellers acknowledge that the Estimated Completion Consideration has been agreed between the parties on the basis that the Completion Liabilities Amount will equal the Completion Liabilities Estimate and that the Completion Cash will equal the Completion Cash Estimate. To the extent that this is not the case, the Estimated Completion Consideration shall be adjusted in accordance with clauses 2.9.2 and 2.9.3.

2.9.2	The Estimated Completion Consideration shall be adjusted as follows:
(A)	if:
(1)

the Completion Liabilities Amount is greater than the Completion Liabilities Estimate, the amount of the Estimated Completion Consideration shall be reduced on a dollar for dollar basis by an amount equal to such shortfall; and/or

(2)	the Completion Cash is less than the Completion Cash Estimate, the amount of the Estimated Completion Consideration shall be reduced on a dollar for dollar basis by an amount equal to such shortfall,

(any such reductions together being the “Negative Adjustment Amount”);

(B)	if:
(1)

the Completion Liabilities Amount is less than the Completion Liabilities Estimate, the amount of the Estimated Completion Consideration shall be increased on a dollar for dollar basis by an amount equal to such excess; and/or

(2)	the Completion Cash is greater than the Completion Cash Estimate, the amount of the Estimated Completion Consideration shall be increased on a dollar for dollar basis by an amount equal to such excess

(any such increases together being the “Positive Adjustment Amount”); and

(C)

if there is both a Negative Adjustment Amount and a Positive Adjustment Amount, the lesser of such amounts shall be set off against the greater of such amounts for the purpose of determining whether a net payment is to be made by the Sellers to the Buyer or by the Buyer to the Sellers in accordance with clause 2.9.3.

2.9.3

If there is a Negative Adjustment Amount (after set-off of any lesser Positive Adjustment Amount), the Buyer and the Sellers’ Representative shall instruct the Escrow Agent in writing to pay to the Buyer from the Escrow Account an amount equal to Negative Adjustment together with interest thereon, if any, as provided for in the Escrow Agreement and such instruction shall be made within 5 Business Days of the agreement or determination of the Completion Accounts and the Completion Statement in accordance with Schedule 4.

2.9.4

If there is a Positive Adjustment Amount (after set-off of any lesser Negative Adjustment Amount), the Buyer shall pay the Positive Adjustment Amount to the Sellers, as the case may be, and such payment shall be made within 5 Business Days of the agreement or determination of the Completion Accounts and the Completion Statement in accordance with Schedule 4 by transfer of funds for same day value to the Sellers Nominated Account.

2.10

In addition to the Estimated Completion Consideration, as adjusted in accordance with clause 2.8, the Buyer shall pay the following additional consideration to the Sellers in respect of the sale and purchase of the Completion Sale Shares and the Put and Call Shares (legal interest only):

2.10.1	an amount equal to the R&D Tax Refunds received by the Company (if any); and

2.10.2	an amount equal to the Grant Payment Amount received by the Company (if any);

(collectively, the “Additional Consideration”)

which Additional Consideration shall be paid by the Buyer into the Escrow Account within 10 Business Days of receipt of the Company receiving any of these amounts.

2.11

Each of the Sellers hereby authorises the Buyer to pay the Estimated Completion Consideration, the Positive Adjustment Amount (if any) and any Put and Call Amount payable to the Sellers in accordance with this agreement and/or the Put & Call Agreement to the Sellers’ Nominated Account on their behalf.  The receipt by the Sellers’ Solicitors of such amounts will constitute sufficient evidence of payment for the Buyer of its obligation to pay such amounts and the Buyer will not be concerned to see to the application thereof as between the Sellers or any other party or be responsible for the loss or misapplication of such sum.

2.12	Escrow Account
2.12.1	The Buyer shall pay the Escrow Amount into the Escrow Account on Completion in accordance with clause 3.4.4.
2.12.2	The Buyer shall pay the Additional Consideration into the Escrow Account in accordance with clause 2.10.
2.12.3	The Escrow Account shall be in place for 3 years from Completion in accordance with the terms of the Escrow Agreement.
2.12.4

Subject to clauses 2.11.5 to 2.11.8 and the Escrow Agreement, the Escrow Amount shall be released to the Sellers’ Nominated Account from the Escrow Account on the dates set out below in accordance with the following:

(A)

an amount equal to (i) $300,000 plus (ii) any Grant Payment Amount (if any) lodged by the Buyer into the Escrow Account (together the “Aggregate First Release Amount”) (or if there is less than Aggregate First Release Amount remaining in the Escrow Account, such lesser amount), on the date that is 6 months after the Completion Date (“First Release Date”);

(B)

an amount equal to (i) $700,000 plus (ii) any Grant Payment Amount (if any) lodged by the Buyer into the Escrow Account after the First Release Date (or if there is less than $700,000 remaining in the Escrow Account, such lesser amount), on the date that is 12 months after the Completion Date (“Second Release Date”);

(C)

an amount equal to $1,000,000 (or if there is less than $1,000,000 remaining in the Escrow Account, such lesser amount), on the date that is 24 months after the Completion Date (“Third Release Date”); and

(D)	the balance of the monies remaining in the Escrow Account on the Escrow Release Date.

2.12.5

If, as of the First Release Date, there is an Unresolved Escrow Amount, the Escrow Agent shall, notwithstanding clause 2.11.4(A), retain in the Escrow Account after the First Release Date an amount equal to the Unresolved Escrow Amount.  The amount payable pursuant to clause 2.11.4(A) shall be reduced by the aggregate of (i) an amount equal to such retained amount and (ii) an amount equal to the aggregate of all Settled amounts paid out of the Escrow Account before the First Release Date.

2.12.6

If, as of the Second Release Date, there is an Unresolved Escrow Amount, the Escrow Agents shall, notwithstanding clause 2.11.4(B), retain in the Escrow Account after the Second Release Date an amount equal to the Unresolved Escrow Amount.  The amount payable pursuant to clause 2.11.4(B) shall be reduced by the aggregate of (i) an amount equal to such retained amount and (ii) an amount equal to the aggregate of all Settled amounts paid out of the Escrow Account on or after the First Release Date but before the Second Release Date and (iii) an amount equal to the amount by which the aggregate of all amounts paid out of the Escrow Account before the First Release Date exceeded the Aggregate First Release Amount.

2.12.7

If, as of the Third Release Date, there is an Unresolved Escrow Amount, the Escrow Agents shall, notwithstanding clause 2.11.4(C), retain in the Escrow Account after the Third Release Date an amount equal to the Unresolved Escrow Amount. The amount payable pursuant to clause 2.11.4(C) shall be reduced by the aggregate of (i) an amount equal to such retained amount and (ii) an amount equal to the aggregate of all Settled Amounts paid out of the Escrow Account on or after the Second Release Date but before the Third Release Date and (iii) an amount equal to the amount by which the aggregate of all amounts paid out of the Escrow Account before the Second Release Date exceeded $1,000,000.

2.12.8

If, as of the Escrow Release Date, there is an Unresolved Escrow Amount, the Escrow Agents shall, notwithstanding clause 2.11.4(D), retain in the Escrow Account after the Escrow Release Date an amount equal to the disputed amount of all Unresolved Escrow Amounts.  Such amounts shall be retained in the Escrow Account until such time as the matter in dispute has been Settled and the retained funds shall thereafter be disbursed following such resolution in accordance with the terms of the resolution.  The terms of this Agreement and the Escrow Agreement shall continue in full force and effect until all retained funds have been disbursed.

2.12.9

If the Sellers’ Representative considers that the amount of an Unresolved Escrow Amount, is an excessive estimate of the maximum amount of the potential liability to the Buyer if (i) a Claim, (ii) a claim under the Tax Deed, (iii) a claim under the Specific Indemnities, or (iv) a claim under the Special Deed of Indemnity, in respect of which the Unresolved Escrow Amount arises (an “Outstanding Claim”) were to be resolved in the Buyer’s favour, the Sellers’ Representative may, serve a written notice on the Buyer disputing the quantum of such Unresolved Escrow Amount (without prejudice to its defence of all or any aspect of the Outstanding Claim) and if the Buyer and Sellers’ Representative do not reach agreement within 15 Business Days of such notice as to the Unresolved Escrow Amount in respect of the Outstanding Claim, either party may refer the dispute to an Independent Senior Counsel solely for determination as to his or her estimate of the maximum amount of the value of such Outstanding Claim, if the Outstanding Claim was to be fully resolved in the Buyer's favour and if such estimate is less than Unresolved Escrow Amount, the Unresolved Escrow Amount shall be reduced accordingly. The costs of the Independent Senior Counsel shall be borne equally by the Sellers’ Representative and the Buyer. The Sellers’ Representative may not dispute the quantum of the same Unresolved Escrow Amount on more than one occasion.

3	COMPLETION
3.1

Completion of the sale and purchase referred to in clause 2 shall take place in the offices of the Buyer's Solicitors immediately upon execution of this agreement (the “Completion Date”). On Completion, all legal and beneficial right, title and interest in the Completion Sale Shares and the full legal right, title and interest in the Put and Call Shares, free from all Encumbrances and together with all rights and advantages attaching or accruing to them now or in the future including without limitation the right to receive all dividends, distributions and return of capital declared, paid, created or arising on or after the Completion Date shall pass to the Buyer.

3.2	At Completion, each of the Sellers shall comply with its obligations as set out in Schedule 3.
3.3	At Completion, each of the Sellers shall procure the:
3.3.1	discharge of all sums owing (if any) to the Company (whether then due for payment or not) by any member of its Seller’s Group, any Directors or any Connected Person;
3.3.2

release of the Company from all securities, guarantees, indemnities, undertakings, obligations or liabilities (including contingent liabilities) of any nature given by or binding upon the Company in relation to any debt, obligation or liability (including any contingent liability) of any member of its Seller’s Group. Pending release, each of the Sellers shall indemnify and keep indemnified the Buyer as trustee for itself and the Company from and against any cost, claim, loss, liability, demand, damage or expense of any nature at any time suffered or incurred by it arising out of or in connection with any such securities, guarantees, indemnities, undertakings, obligations or liabilities; and

3.3.3

waiver of any claims against the Company, its agents and/or Employees which any member of its Seller’s Group or any Connected Person of such Seller may have outstanding at Completion (except in respect of (i) fees, salaries and expenses due to such Seller in the ordinary course of business prior to Completion and (ii) any monies due under the Property NUIG Licence, in each case to the extent they are specified and included in the Completion Accounts when finalised post Completion).

3.4	At Completion, upon compliance by the Sellers with the provisions of clauses 3.2 and 3.3, the Buyer shall:

3.4.1	comply with its obligations as set out in Schedule 3;
3.4.2

pay the Completion Sellers’ Payment to the Sellers’ Solicitors by electronic funds transfer to the Sellers’ Nominated Account on the Completion Date and receipt by such bank of such sum shall be good discharge to the Buyer;

3.4.3

pay the BSC Loan Note Redemption Amount to the Sellers’ Solicitors by electronic funds transfer to the Sellers’ Nominated Account on the Completion Date and receipt by such bank of such sum shall be good discharge to the Buyer; and

3.4.4	pay the Escrow Amount to the Escrow Account by electronic funds transfer on the Completion Date and receipt by such bank of such sum shall be good discharge to the Buyer; and
3.4.5	comply with its obligations as set out in Schedule 5.
3.5

Each of the Sellers irrevocably and unconditionally appoints the Buyer solely to the extent set out in this clause 3.5 as its lawful attorney (and to the complete exclusion of any rights that it may have in that regard) for the purpose of exercising all rights attaching to the Shares held in each of the Sellers’ name or exercisable by each of the Sellers in its capacity as a member of the Company including:

3.5.1

exercising any voting and other rights and receiving any benefits and entitlements which attach to or arise in respect of any of the Shares in each of the Sellers’ names and on each of the Sellers’ behalf;

3.5.2	receiving notices of and attending all meetings of any members of the Company in each of the Sellers’ names and on each of the Sellers’ behalf as a member of the Company; and
3.5.3

to the extent necessary in furtherance of clauses 3.5.1 and 3.5.2 above, generally approving or executing documents and doing any acts or things in relation to any of the Shares as the Buyer thinks fit in each of the relevant Sellers’ names and on each of the relevant Sellers’ behalf, from Completion to the day on which the Buyer or its nominee is entered in the register of members as the holder of the Shares. For this purpose, each of the Sellers authorises and instructs the Company to send all communications and payments in respect of the Shares to the Buyer during such period. In consideration of each of the Sellers appointing the Buyer as its attorney in respect of the Shares on Completion in accordance with the clause, the Buyer shall stamp and procure registration of the transfers of the Shares within 44 days of Completion.

4	WARRANTIES
4.1

Each of Sellers warrants to the Buyer on a several and individual basis that each of the Fundamental Warranties (in so far as each of such Fundamental Warranties relates to such Seller’s Shares and such that no Seller gives any such Fundamental Warranties in relation to any other Seller) is true, accurate and not misleading at the date of this agreement.

4.2

The Warrantors hereby jointly and severally warrant to the Buyer in relation to the Company that each of the General Warranties and Tax Warranties is true, accurate and not misleading at the date of this agreement.

4.3	Each Seller acknowledges that the Buyer is entering into this agreement in reliance on each of the Warranties.
4.4

Except as Disclosed, no information of which the Buyer, its agents or advisers has knowledge relating to the Company (actual, constructive or imputed) or which could have been discovered (whether by investigation made by or on behalf of the Buyer) will prejudice or prevent any claim made by the Buyer in respect of the Warranties or operate to reduce any amount recoverable in respect of any breach of any of the Warranties.

4.5	No information supplied by or on behalf of the Company, its professional advisers or employees prior to Completion:
4.5.1	to the Sellers or their agents, representatives or advisers in connection with the Fundamental Warranties; and/or
4.5.2	to the Warrantors, or their agents, representatives or advisers in connection with the Warranties and the Disclosure Letter and otherwise in relation to the business and affairs of the Company,

shall be regarded as a representation, warranty or guarantee of its accuracy by the Company to the Sellers or constitute a defence or the basis of any claim for indemnity or contribution to any claim by the Buyer in this agreement.

4.6

Each of the Sellers agrees and undertakes to the Buyer and to each person referred to in this clause 4.6 that it will not make any claim against the Company, any Employee or professional adviser to the Company in respect of any misrepresentation, inaccuracy or omission in or from the information or advice in relation to the business and affairs of the Company provided by any such person to each of the Sellers on whom the relevant Seller may have relied on before entering into this agreement or any of the transactions contemplated under this agreement and which it may have used for the purpose of assisting it to make a representation, give a Warranty or prepare the Disclosure Letter.

4.7

Each of the Warranties is to be construed separately and except where this agreement provides otherwise shall not be limited or restricted by reference to any other Warranty or other provision in this agreement.

4.8	The liability of the Warrantors (if any) under the General Warranties and the Tax Warranties shall be limited in accordance with the provisions of Schedule 7.
4.9

Save as specifically set forth in paragraph 1.1 of Schedule 7, the Fundamental Warranties are not and shall not be qualified or limited in any manner whatsoever by any provision of this agreement, including without prejudice to the generality of the above or the limitations, the Disclosure Letter or otherwise.

4.10	Any payment due in respect of any claim under this agreement or the Tax Deed shall for all purposes be deemed to be and shall take effect as a reduction in the Completion Consideration.

5	specific INDEMNITIES
5.1

Subject solely to the provisions of this clause 5, the Warrantors jointly and severally covenant to pay to the Buyer on demand, by way of reduction of Consideration, such amount (the “Grant Disallowed Amount”) which the Company is required to pay or reimburse to EASME or the Commission howsoever arising in respect of, or by way of reduction, clawback or disallowance of the Grant Received Amount and the Grant Payment Amount (if received by the Company) together with all costs and expenses reasonably incurred by the Buyer and/or the Company, and any fines, charges, interest, penalties or Taxes thereon (if applicable) as a result of defending or settling any claim (whether successful or not) alleging such a liability (such matters being the “Specific Indemnities”).

5.2

Save as provided in paragraph 1.2 of Schedule 7, the Specific Indemnities are not and shall not be qualified or limited in any manner whatsoever by any provision of this agreement (including without prejudice to the generality of the above the Disclosure Letter or the limitations set out in Schedule 7) or otherwise.

5.3

The Buyer acknowledges that the Company is required to submit further information and reports to EASME in order to secure the retention of the Grant Received Amount and for the purposes of obtaining the remaining balance of the grant payable pursuant to the Grant Agreement (including the Grant Payment Amount) and in particular the Company’s obligations pursuant to Articles 19 and 20 of the Grant Agreement in respect thereof.

5.4

The parties agree that the Sellers’ Representative shall be responsible (without charging any fees or expenses to the Company or the Buyer for the time incurred by him herein), acting reasonably and in good faith, for preparing, collating, procuring and submitting all of the necessary documentation on behalf of the Company in order to apply to EASME for the retention of the Grant Received Amount and payment of the remaining balance of the grant payable pursuant to the Grant Agreement (including the Grant Payment Amount) to the Company, including, but not limited to, the final report as referred to in Article 20.4 of the Grant Agreement.  This shall include:

5.4.1	submitting the deliverables and reports to the Agency in accordance with Articles 19 and 20 of the Grant Agreement; and
5.4.2

procuring, on behalf of the Company, an independent report of factual findings (the “Report”) and a Certificate on the Financial Statement (“CFS”) as referred to in Article 20.4(b)(ii) of the Grant Agreement in the form set out in Annex 5 to the Grant Agreement.

5.5	It is agreed that:
5.5.1

the Sellers’ Representative will remain the legal entity approved representative (LEAR) as referred to in Article 52.1 in the Grant Agreement and the appointment letter dated 4 September 2019 up the earlier of:

(A)	the date on which the Company receives the remaining balance of the grant payable pursuant to the Grant Agreement following the submission of the Report and the CFS; and
(B)	31 December 2021; and

5.5.2	the Sellers’ Representative shall continue to have access to Confidential Information and be permitted to use the email address mark.bruzzi@vetexmedical.com;

provided however, that with respect to the Sellers’ Representative fulfilling his role pursuant to clauses 5.4 and 5.5 herein, he shall not submit any documentation or make any communication to the EASME without such documentation or communication being approved in advance in writing by the Buyer, such approval not to be unreasonably withheld or delayed.

5.6

The Buyer and the Company shall, at their respective reasonable cost, afford such information, assistance and co-operation as the Sellers’ Representative shall reasonably request (including, without limitation, access to premises, records, advisors, auditors, and personnel) to enable the Sellers’ Representative to discharge his responsibilities under clause 5.4.  The parties shall co-operate to reasonably maximise the amount in respect of eligible costs (as defined by Article 6 of the Grant Agreement) which may be legally claimed under and in accordance with the terms of the Grant Agreement.

5.7

The Buyer agrees that the Company shall bear the reasonable costs and expenses of preparing, collating, procuring and submitting the necessary documentation and reports, including the Report and CFS, in order to apply to EASME for the retention of the Grant Received Amount and payment of the remaining balance of the grant payable pursuant to the Grant Agreement (including the Grant Payment Amount) to the Company.  On that basis, and to the extent that the Company recovers an amount in respect of the remaining balance of the grant payable pursuant to the Grant Agreement in excess of the Grant Payment Amount, such excess shall be retained solely by the Company for its benefit.

5.8

Notwithstanding anything to the contrary herein, the maximum amount of costs and expenses which the Company and/or the Buyer is required to incur pursuant to clauses 5.3 to 5.7 herein is €12,000. Any additional costs and expenses above this amount shall be for the sole cost of the Seller’s Representative.

6	ESCROW ACCOUNT
6.1	Upon Completion, the Escrow Amount shall be held in the Escrow Account in accordance with the terms of this clause 6 and the Escrow Agreement.
6.2

The Buyer and the Sellers’ Representative shall promptly provide such instructions to the Escrow Agent (in accordance with the Escrow Agreement) and take all other actions in relation to the Escrow Account as are necessary to give effect to the provisions of clauses 2.8, 5.1 and 26 of this agreement.

6.3	The Escrow Amount shall not be regarded as imposing any limit on the amount of any claims under this agreement or the Tax Deed.
6.4

Each of the Sellers irrevocably acknowledges and undertakes that, subject to the terms of this agreement and the Escrow Agreement, the entire amount standing to the balance of the Escrow Account shall be available to pay any claim under this agreement and/or under the Tax Deed.

6.5	No amount shall be released from the Escrow Account otherwise than in accordance with clauses 2.8, 5.1 and 26 of this agreement and the terms of the Escrow Agreement.
6.6	Any payment made to the Buyer from the balance of the Escrow Account pursuant to the provisions of this clause shall be treated as a reduction in the Total Aggregate Consideration.
7	COVENANTS BY RESTRICTED PERSONS
7.1

For the purpose of assuring to the Buyer the full benefit of ownership of the Company and in consideration of the Buyer agreeing to buy the Shares on the terms of this agreement, each of the Restricted Persons covenants and undertakes with the Buyer that it will not directly or indirectly and through ownership or control of any body, will without the prior written consent of the Buyer:

7.1.1	(i) for a period of three years beginning on the Completion Date in respect of each of Mark Bruzzi and Sonasiar;

(ii) for a period of two years beginning on the Completion Date in respect of Con O’Brien and Shane Molloy; and

(ii) for a period of eighteen months beginning on the Completion Date in respect of John Egan;

engage or become involved or interested in the Relevant Business in the Relevant Territory;

7.1.2

for a period of three years beginning on the Completion Date, in relation to the Relevant Business, canvass, solicit or otherwise seek the custom of any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company;

7.1.3

for a period of three years beginning on the Completion Date, interfere or take any steps as may interfere with the continuance of supplies (or the terms relating to those supplies) to the Company from any suppliers who are at the Completion Date or who have been at any time during the period of 12 months immediately preceding that date supplying materials, components, products, goods or services to the Company;

7.1.4	for a period of three years beginning on the Completion Date:
(A)

offer employment to, or enter into a contract for services with, solicit or attempt to entice away from the Company any individual who is at the time of the offer or attempt, employed or engaged directly or indirectly with the Company; or

(B)	procure or facilitate the making of any offer or attempt by any other person;
7.1.5	use in the course of a business similar to that being carried on by the Company at Completion any one or more of the following names or any name which is capable of being confused with such names: Vetex and ReVene;

7.1.6	use any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Company;
7.1.7	use anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo; and
7.1.8

except as permitted by law, use or reveal to any person any secret concerning the Company or Confidential Information until such time as it falls into the public domain otherwise than by reason of a breach of this covenant and undertaking.

7.2

Nothing in this clause 7 prevents any relevant Restricted Person from holding (as legal or beneficial owner) for investment purposes not more than 5% of the nominal value of any class of securities listed or dealt with on a recognised stock exchange.

7.3

The restrictions in this clause 7 shall apply to a Restricted Person acting in any capacity whatsoever, whether directly or indirectly, solely or jointly, on its own behalf or on behalf of any other person, in any company or firm, as principal, director, officer, employee or shareholder or as consultant or partner.

7.4	Each covenant and undertaking contained in clause 7.1 shall be construed as a separate covenant and undertaking and:
7.4.1

if any one or more of the covenants and undertakings or any part of a covenant and undertaking or the extent of the Relevant Territory is held to be against the public interest or unlawful or in any way unreasonable (for example, by reason of the area, duration or type or scope of the covenant and undertaking) the remaining covenants and undertakings, or, as the case may be, the remaining part of the covenants and undertakings shall continue in full force and effect and shall bind each of the Restricted Persons;

7.4.2	the parties consent to a court giving effect to a covenant and undertaking in such reduced form as may be decided by any court of competent jurisdiction in order that it be held to be reasonable; and
7.4.3

at any time after the date of this agreement each of the Restricted Persons shall at the request and cost of the Buyer execute those documents and do those acts and things as the Buyer may reasonably require for the purpose of giving the Buyer the full benefit of the provisions of this clause 7.

7.5

Each of the Restricted Persons shall, during the period specified opposite his/its name in clause 7.1.1, to the extent in his/its power of procurement, procure that all potential business relating to the Relevant Business is referred by him/it to the Buyer.

8	SELLERS’ REPRESENTATIVE
8.1	The Sellers hereby appoint Mark Bruzzi as the representative of the Sellers for the purpose of this agreement, the Escrow Agreement and the Put and Call Option

Agreement and those Sellers who are party to the Tax Deed as Covenantors hereby appoint Mark Bruzzi as their representative for the purpose of the Tax Deed (the "Sellers' Representative").

8.2

If another Seller is subsequently appointed by the Sellers as their representative pursuant to this clause 8, the Sellers' Representative (or alternatively all of the Sellers) shall first notify the Buyer in writing and shall at such time provide the contact phone number, address in Ireland and email address of such person.  If another person other than a Seller is subsequently proposed by the Sellers as their representative pursuant to this clause 8, such appointment shall be subject to the prior written approval of the Buyer, such approval not to be unreasonably withheld or delayed. References in this agreement to the Sellers' Representative will be deemed to refer to the Sellers' Representative for the time being appointed under clause 8.1.

8.3

Subject to clause 8.8, neither the Buyer nor the Company shall be required to take any action on the instructions of any of the Sellers and shall only take instructions (where appropriate) from the Sellers' Representative where such instructions are in writing (in which case such written instruction shall be deemed to be given by the Sellers and shall be irrevocable without the consent of the Buyer and/or the Company (as the case may be)).

8.4

Subject to clause 8.8, the Buyer shall be entitled to rely on any communication, agreement or other notice or document evidenced in writing that has been given, made or sent by the Sellers' Representative as being a communication, agreement or notification on behalf of the Sellers (or any of them) and the Sellers' Representative shall be entitled to bind the Sellers (or any of them) in respect of the matters referred to in this agreement as being capable of being done or agreed by him. If the Buyer and/or the Company follows any instruction(s) from the Sellers' Representative, the Buyer and/or the Company will be treated as having followed the instructions of the Sellers.

8.5

Each of the Sellers hereby agrees that the Buyer shall not be bound to enquire as to the authority or good faith of the Sellers' Representative in respect of any matter referred to in this agreement as being capable of being done or agreed by the Sellers' Representative and each of the Sellers hereby waive any rights that he may have against the Buyer in respect of its dealings with the Sellers' Representative.

8.6

Each of the Sellers hereby agrees that the Sellers' Representative shall have the authority to take such action on his behalf as the Sellers' Representative may from time to time think appropriate to avoid, resist, appeal, compromise, defend, mitigate, settle or otherwise deal with any claim pursuant to this agreement and/or any other document(s) in the agreed form or the liability the subject thereof.

8.7

Where the Buyer and/or the Company is required to furnish any notice in writing or any other document(s) to any of the Sellers, such obligation shall be validly discharged by the Buyer and/or the Company (as the case may be) if and when such notice or document(s) are furnished to the Sellers' Representative.

8.8

Notwithstanding any other provision of this agreement, the authority of the Sellers' Representatives shall not extend to disputing or settling any claim against any Seller in respect of the Fundamental Warranties which is made by the Buyer against such Seller.

9	APPOINTMENT OF A PROCESS AGENT
9.1

Each of the Non-Resident Sellers confirms that they have irrevocably appointed the Sellers’ Solicitors as their agent for service of process in relation to any proceedings before the courts of Ireland in connection with this agreement. Each of the Non-Resident Sellers agree that failure by the Sellers’ Solicitors to notify it of the process will not invalidate the proceedings concerned.

9.2

If the agent referred to in clause 9.1 (or any replacement agent appointed under this clause) is unable for any reason to act as agent for service of process, each of the Non-Resident Sellers shall immediately (and in any event within seven days of such event taking place) irrevocably appoint another agent on terms acceptable to the Buyer and notify the Buyer of the replacement’s name and address. Failing such appointment and notification, the Buyer may appoint another agent to act on the Non-Resident Sellers’ behalf in accordance with this clause 9.

10	Mark Bruzzi GUarantee
10.1

In consideration of the Buyer entering into this agreement, Mark Bruzzi absolutely, irrevocably and unconditionally (and for the avoidance of doubt, in his personal capacity and not as Sellers’ Representative):

10.1.1

guarantees to the Buyer the due and punctual observance and performance of each obligation and liability (both actual and contingent) of Sonasiar to or in favour of the Buyer under this agreement, the Tax Deed, the Special Deed of Indemnity, and/or the Put and Call Option Agreement or arising from any termination of any such agreement or deed, including, without limitation the payment of any monies (the "Mark Bruzzi Guaranteed Obligations"); and

10.1.2

undertakes with the Buyer that if at any time and for any reason Sonasiar defaults in the performance of any of the Mark Bruzzi Guaranteed Obligations, Mark Bruzzi will, within 5 Business Days of demand, unconditionally perform or procure the performance of the relevant Mark Bruzzi Guaranteed Obligation as it was required to be performed under this agreement, the Tax Deed, the Special Deed of Indemnity and/or the Put and Call Option Agreement as if Mark Bruzzi were the principal obligor in respect of the relevant Mark Bruzzi Guaranteed Obligation.

Each of the above sub-paragraphs of this clause 10.1 will be deemed to be separate and independent obligations and the Buyer may make more than one demand on Mark Bruzzi under this clause 10.1.

10.2	Mark Bruzzi's obligations under clause 10.1 are continuing obligations and:
10.2.1	will remain in full force until all the Mark Bruzzi Guaranteed Obligations have been performed and discharged in full and all and any sums payable by Mark Bruzzi to the Buyer have been fully paid; and
10.2.2	will extend to the outstanding balance of the Mark Bruzzi Guaranteed Obligations, regardless of any intermediate payment or discharge of the Mark Bruzzi Guaranteed Obligations in whole or in part.

10.3

Mark Bruzzi waives any right he may have of first requiring the Buyer to proceed against or enforce any other rights or claim payment from any person before claiming from Mark Bruzzi under this clause 10. This waiver applies irrespective of any law or any provision of any agreement or other instrument to the contrary.

10.4

Mark Bruzzi's obligations under this clause 10 will not be affected by any act, omission, matter or thing which, but for this clause 10.4, might release Mark Bruzzi from any of his obligations or otherwise reduce or affect such obligations, including but not limited to any of the following, whether or not known to Mark Bruzzi or to the Buyer:

10.4.1	any amendment (however fundamental) or replacement of, or any novation or extension of, or supplement to, this agreement and/or the Put and Call Option Agreement;
10.4.2	any time, indulgence, waiver or consent given to, or composition with, Sonasiar or any other person at any time;
10.4.3	any compromise or release of, or failure to obtain, perfect or enforce, any security or other right or remedy of any kind from or against, Sonasiar or any other person;
10.4.4	any legal limitation, disability, incapacity or other circumstances relating to Sonasiar or any other person;
10.4.5	any irregularity, unenforceability or invalidity of any Mark Bruzzi Guaranteed Obligation;
10.4.6	any dissolution, amalgamation, reconstruction, reorganisation, insolvency, winding-up or similar proceedings relating to Sonasiar or any other person;
10.4.7	any intermediate payment or settlement of account; or
10.4.8	any change in the constitution or control of Sonasiar or any other person.
10.5

Until all the Mark Bruzzi Guaranteed Obligations have been irrevocably discharged and/or paid in full and unless the Buyer otherwise directs in writing, Mark Bruzzi will not exercise any rights which he may have by reason of the performance by him of his obligations in respect of the Mark Bruzzi Guaranteed Obligations or by reason of any amount being payable, or liability arising, under this clause 10:

10.5.1	to be indemnified by Sonasiar;
10.5.2	to claim any contribution from Sonasiar;
10.5.3

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Buyer in respect of the Mark Bruzzi Guaranteed Obligations or of any other guarantee or security taken pursuant to, or in connection with, the Mark Bruzzi Guaranteed Obligations by the Buyer;

10.5.4

to bring legal or other proceedings for an order requiring Sonasiar to make any payment, or perform any obligation, in respect of which Mark Bruzzi has given a guarantee or undertaking under clause 10.1;

10.5.5	to exercise any right of set-off against Sonasiar; and/or
10.5.6	to claim or prove as a creditor of Sonasiar in competition with the Buyer.

If Mark Bruzzi receives any benefit, payment or distribution in relation to such rights it will hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Buyer by Sonasiar to be repaid in full on trust for the Buyer and will promptly pay or transfer the same to Buyer for application towards the Mark Bruzzi Guaranteed Obligations.

10.6

If, at any time, any provision of this clause 10 is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

10.7

No failure to exercise, nor any delay in exercising, on the part of the Buyer, any right or remedy available to it under this clause 10 or otherwise in respect of the Mark Bruzzi Guaranteed Obligations will operate as a waiver, nor will any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this clause 10 and in any other agreement providing for or entered into in connection with the Mark Bruzzi Guaranteed Obligations are cumulative and not exclusive of any rights or remedies provided by law.

10.8	Mark Bruzzi will make all payments to be made by it under this clause 10 without any set off, deduction or counterclaim of any nature whatsoever.
11	BUYER GUarantee
11.1	In consideration of the Sellers entering into this agreement, the Guarantor absolutely, irrevocably and unconditionally:
11.1.1

guarantees to the Sellers the due and punctual observance and performance of each obligation and liability (both actual and contingent) of the Buyer to or in favour of the Sellers under this agreement and/or the Put and Call Option Agreement or arising from any termination of this agreement or the Put and Call Option Agreement, including, without limitation the payment of any monies (the "Guaranteed Obligations"); and

11.1.2

undertakes with the Sellers that if at any time and for any reason the Buyer defaults in the performance of any of the Guaranteed Obligations, the Guarantor will, within 5 Business Days of demand, unconditionally perform or procure the performance of the relevant Guaranteed Obligation as it was required to be performed under this agreement and/or the Put and Call Option Agreement as if the Guarantor were the principal obligor in respect of the relevant Guaranteed Obligation.

Each of the above sub-paragraphs of this clause 11.1 will be deemed to be separate and independent obligations and the Sellers may make more than one demand on the Guarantor under this clause 11.1.

11.2	The Guarantor’s obligations under clause 11.1 are continuing obligations and:
11.2.1	will remain in full force until all the Guaranteed Obligations have been performed and discharged in full and all and any sums payable by the Buyer to the Sellers have been fully paid; and
11.2.2	will extend to the outstanding balance of the Guaranteed Obligations, regardless of any intermediate payment or discharge of the Guaranteed Obligations in whole or in part.
11.3

The Guarantor waives any right it may have of first requiring the Sellers to proceed against or enforce any other rights or claim payment from any person before claiming from the Guarantor under this clause 11. This waiver applies irrespective of any law or any provision of any agreement or other instrument to the contrary.

11.4

The Guarantor’s obligations under this clause 11 will not be affected by any act, omission, matter or thing which, but for this clause 11.4, might release the Guarantor from any of its obligations or otherwise reduce or affect such obligations, including but not limited to any of the following, whether or not known to the Guarantor or to the Sellers:

11.4.1	any amendment (however fundamental) or replacement of, or any novation or extension of, or supplement to, this agreement and/or the Put and Call Option Agreement;
11.4.2	any time, indulgence, waiver or consent given to, or composition with, the Buyer or any other person at any time;
11.4.3	any compromise or release of, or failure to obtain, perfect or enforce, any security or other right or remedy of any kind from or against, the Buyer or any other person;
11.4.4	any legal limitation, disability, incapacity or other circumstances relating to the Buyer or any other person;
11.4.5	any irregularity, unenforceability or invalidity of any Guaranteed Obligation;
11.4.6	any dissolution, amalgamation, reconstruction, reorganisation, insolvency, winding-up or similar proceedings relating to the Buyer or any other person;
11.4.7	any intermediate payment or settlement of account; or
11.4.8	any change in the constitution or control of the Buyer or any other person.
11.5

Until all the Guaranteed Obligations have been irrevocably discharged and/or paid in full and unless the Sellers otherwise direct in writing, the Guarantor will not exercise any rights which it may have by reason of the performance by it of its obligations in respect of the Guaranteed Obligations or by reason of any amount being payable, or liability arising, under this clause 11:
11.5.1	to be indemnified by the Buyer;
11.5.2	to claim any contribution from the Buyer;
11.5.3

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Sellers in respect of the Guaranteed Obligations or of any other guarantee or security taken pursuant to, or in connection with, the Guaranteed Obligations by the Sellers;

11.5.4

to bring legal or other proceedings for an order requiring the Buyer to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee or undertaking under clause 11.1;

11.5.5	to exercise any right of set-off against the Buyer; and/or
11.5.6	to claim or prove as a creditor of the Buyer in competition with the Sellers.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it will hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Sellers by the Buyer to be repaid in full on trust for the Sellers and will promptly pay or transfer the same to the Sellers for application towards the Guaranteed Obligations.

11.6

If, at any time, any provision of this clause 11 is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

11.7

No failure to exercise, nor any delay in exercising, on the part of the Sellers, any right or remedy available to it under this clause 11 or otherwise in respect of the Guaranteed Obligations will operate as a waiver, nor will any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this clause 11 and in any other agreement providing for or entered into in connection with the Guaranteed Obligations are cumulative and not exclusive of any rights or remedies provided by law.

11.8	The Guarantor will make all payments to be made by it under this clause 11 without any set off, deduction or counterclaim of any nature whatsoever.
12	confidential information
12.1	After Completion, each of the Sellers undertakes to the Buyer not at any time to disclose or cause to be disclosed to any person or use for any purpose any Confidential Information.
12.2	Clause 12.1 shall not apply to:

12.2.1	disclosure of any Confidential Information to Employees, agents or advisers of the Buyer whose province it is to know about the Confidential Information;
12.2.2	disclosure of any Confidential Information required by law, regulation, governmental authority, Tax Authority or similar body;
12.2.3	disclosure required to comply with the rules of any listing authority or securities exchange on which the shares of the Buyer (or any member of its Company) are listed or traded;
12.2.4

disclosure of any Confidential Information to any adviser for the purpose of advising the Sellers on terms that this clause 9 shall apply to any use or disclosure by the advisor to whom the information is disclosed; or

12.2.5	any Confidential Information which comes into the public domain otherwise than by breach of this clause 9 by any of the Sellers,

provided that before any Seller discloses any Confidential Information in accordance with clause 12.2.2, that the relevant Seller shall (to the extent permitted by law) use his commercially reasonable endeavours to:

12.2.6

inform the Buyer of the full circumstances of the disclosure and the information that will be disclosed, and take all such steps as may be reasonable and practicable in the circumstances to agree the content of such disclosure with the Buyer before making the disclosure;

12.2.7	consult with the Buyer as to the possible steps to avoid or limit disclosure and take those steps where they would not result in significant adverse consequences to the Sellers; and
12.2.8	where the disclosure is by way of public announcement, agree the wording with the Buyer in advance.
12.3

The provisions of this clause 9 shall apply to the Buyer with the necessary modifications to protect (other than in respect of the Company) information not in the public domain relating to the business and affairs of the Sellers which the Buyer acquires by virtue of the negotiations preceding, or the transaction provided for in, this agreement.

13	ANNOUNCEMENTS
13.1

No Seller shall make or authorize any public announcement, communication or circular (“Announcement”) concerning the sale or purchase of the Shares or any ancillary matter or the business of the Company without the prior written approval of the Buyer of the content and timing of that Announcement.

13.2	The parties agree to the issue of a press release in the agreed form immediately following Completion.
14	NOTICES
14.1	Notices and other communications to any party to this agreement required or permitted under this agreement must be in writing and will be sufficiently served if:

14.1.1	delivered by hand; or
14.1.2	sent by international courier, with the fastest class of delivery,

to the address specified below in this clause or to any other address as is from time to time notified to the other party in accordance with the provisions of this clause or another address customarily used:

Name	Address for service
Sellers’ Representative	For the attention of: Mark Bruzzi 7 Devon Gardens Salthill Galway Ireland And to: Eugene F Collins Temple Chambers 3 Burlington Road Dublin 4 Attention: Nicola McGrath Email: nmcgrath@efc.ie
Buyer

For the attention of:

SurModics MD, LLC

9924 West 74th Street

Eden Prairie

MN

55344

Attention: Gordon Weber

Email: gweber@surmodics.com

And to:

Mason Hayes & Curran LLP

Southbank House

Barrow Street

Dublin 4

Attention: Martin Kelleher

Email: mkelleher@mhc.ie

Guarantor	For the attention of: Surmodics, Inc. 9924 West 74th Street Eden Prairie MN 55344 Attention: Gordon Weber Email: gweber@surmodics.com

14.2

Any notice or communication shall be deemed to have been served on delivery; provided that, if in accordance with the above provisions, any notice or communication is delivered by hand outside Working Hours on any day, that notice or communication shall be deemed to have been served at the start of Working Hours on the next Business Day.

14.3	This clause 14 does not apply to the service of any proceedings in any legal action.
15	FURTHER ASSURANCE

Each of the Sellers shall (and shall procure insofar as lies within that Seller’s power of procurement that any other necessary party shall) promptly execute all documents and do all things as the Buyer may reasonably require from time to time in order to perfect the right, title and interest of the Buyer to the Shares sold by that Seller or as otherwise may be necessary in order to grant to the Buyer the full benefit and effect of this agreement.

16	POST-COMPLETION INFORMATION

Each of the Sellers shall provide or procure the provision to the Buyer of all information in its possession or under its control which the Buyer shall from time to time reasonably require subsequent to Completion relating to the business and affairs of the Company and will give or procure to be given to the Buyer, its advisors and agents access to (including the right to take copies of) any documents in its possession or under its control containing such information relating to the business and affairs of the Company as the Buyer may from time to time reasonably require.

17	COSTS AND EXPENSES

Each party shall bear all costs, charges, fees or expenses incurred by it in connection with the negotiation, preparation, execution and performance of this agreement. The costs and expenses of the Company (including legal and accounting fees and expenses) accrued or incurred in connection with the negotiation, preparation, execution and performance of this agreement shall, to the extent not discharged on or before Completion, be accrued as Indebtedness for the purposes of the Completion Statement.

18	SUCCESSORS AND ASSIGNS
18.1

This agreement shall be binding upon and enure for the benefit of the successors in title to the parties but subject to clause 18.2, shall not be assignable by any party without the prior written consent of the other.

18.2

The Buyer may, without the need to obtain the consent of the Sellers or the Sellers’ Representative, assign the benefit of this agreement in whole or in part and on more than one occasion to any member of the Buyer's Group provided:

18.2.1

it shall be a condition to any such assignment by the Buyer that the Buyer shall provide a guarantee (in a form acceptable to the Sellers’ Representative acting reasonably) to the Sellers in respect of the obligations of any such assignee; and

18.2.2

that if the assignee ceases to be a member of the Buyer's Group, the Buyer shall ensure that the assignee re-assigns the benefit that has been assigned to it under this clause to the Buyer (or another member of the Buyer's Group) and the provisions of clause 18.2 shall re-apply in respect of any such re-assignment.

18.3

Subject to and upon any assignment permitted by this agreement, any assignee of the parties shall in its own right be able to enforce any term of this agreement in accordance with its terms as if it were a party, but until such time any such assignee of the parties shall have no such rights whether as a third party or otherwise.

18.4	Each party is acting on its own behalf and not for the benefit of another person.
19	COUNTERPARTS
19.1

The parties may execute and witness this agreement in any number of counterparts, including electronic counterparts. Each counterpart constitutes an original executed counterpart and all counterparts together constitute one document. This agreement is not effective until each party has executed and delivered at least one counterpart.

19.2

Transmission of a physical or electronic copy of an executed counterpart of this agreement, whether executed by wet ink or electronic signature, shall take effect as delivery of an original executed counterpart of this agreement. If this method of delivery is adopted, each party that has executed a counterpart by wet ink signature must provide the other parties with the wet ink counterpart as soon as reasonably practicable after delivery (but failure to do so shall not affect the validity, enforceability or binding effect of this agreement).

20	EFFECT OF COMPLETION

The rights and remedies of the Buyer in respect of any claim under this agreement or under the Tax Deed shall not be affected by Completion, or by the termination of this agreement or the Tax Deed.

21	WAIVER
21.1

A waiver of any term, provision or condition of or consent granted under this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

21.2	No failure or delay by any party in exercising any right or remedy under this agreement shall operate as a waiver of any other right or remedy.

21.3	A party that exercises in whole or in part any right and remedy provided under this agreement or by law is not precluded or restricted from the further exercise of that or any other right or remedy.
21.4

Any right or remedy conferred upon the Buyer or any Seller for breach of this agreement shall be in addition to and without prejudice to all other rights and remedies available to it whether pursuant to this agreement or provided for by law.

21.5

Save for fraudulent misrepresentation, no breach or breaches of any of the Warranties shall give rise to any right on the part of the Buyer to rescind this agreement and, for the avoidance of doubt, and notwithstanding the representations contained within the Warranties, the Buyer shall not have any right to terminate or rescind the agreement for breach of contract or negligent or innocent misrepresentation or otherwise.

22	SEVERANCE
22.1

Each provision and each part of each provision of this agreement is separate, severable and enforceable. If at any time any provision (or part of a provision) is adjudged by any court or body of competent jurisdiction to be void or unenforceable, neither the validity, legality or enforceability of the remaining provisions of this agreement in that jurisdiction nor any provision of this agreement in any other jurisdiction shall be in any way affected or impaired by that judgment.

22.2

If all or any part of a provision of this agreement transpires not to be enforceable against any of the parties, that non-enforceability shall not render that provision unenforceable against any other party.

22.3

If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it was deleted or modified, the provision shall apply with whatever deletion or modification is necessary to give effect to the commercial intention of the parties. The parties consent to a court or body of competent jurisdiction giving effect to a provision in such modified form as may be decided by that court or body.

23	VARIATION

This agreement may be varied only by a document in writing signed by or on behalf of all the parties or their authorised representatives. No other form of variation is permitted.

24	ENTIRE AGREEMENT
24.1

This agreement and any documents referred to in it or annexed to it constitutes the entire agreement and understanding of the parties and supersedes any previous agreement between the parties relating to the subject matter of this agreement.

24.2

Each party acknowledges and agrees that in entering into this agreement and the documents referred to in it or annexed to it, it has not relied on any statement, representation, warranty or undertaking of any person which is not expressly set out in this agreement or those documents referred to in it or annexed to it.

24.3	Nothing in this agreement shall limit or exclude any liability for fraud.

25	SURVIVAL OF OBLIGATIONS

The provisions of this agreement which have not been performed on Completion shall remain in full force after Completion.

26	SET-OFF
26.1	The Buyer shall be entitled to set off, at any time after Completion, in whole or in part against any payment of Completion Consideration and/or Put and Call Amount any:
26.1.1	claim in respect of breach of any of the Fundamental Warranties;
26.1.2	claim under the Tax Deed;
26.1.3	Claim;
26.1.4	the Specific Indemnities; and/or
26.1.5	a claim under the Special Deed of Indemnity

which is Settled; provided however that a Settled claim for a breach of any of the Fundamental Warranties may only be set off against the Completion Consideration and/or Put and Call Amount which is payable to any Seller who has breached such Fundamental Warranties (and not set off against any Completion Consideration payable to any other Seller).

26.2

The satisfaction of any claim by reduction of the Put and Call Amount pursuant to this clause 26 shall in no way prejudice or affect any other rights or remedies of the Buyer for the purpose of recovering any amount due to the Buyer which is not satisfied by such means.

27	consent to electronic signatures
27.1

Each party may execute and witness this agreement by any form of electronic signature. An electronic signature is conclusive evidence of a party’s intention to be bound by this agreement and has the same legal validity and enforceability as a wet ink signature for all purposes.

27.2

If a party stores a duly executed copy of the agreement in an electronic format that maintains its integrity and allows unchanged reproduction of the stored information, this constitutes an original of this agreement and may be relied on as evidence of this agreement.

28	LAW AND JURISDICTION
28.1

This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of Ireland.

28.2

Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of Ireland to settle any disputes or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

IN WITNESS of which the parties have executed this agreement as a deed on the date shown at the beginning of this agreement.

Schedule 1

particulars of the sellers

(Schedule excluded.  Surmodics, Inc. agrees to furnish the schedule to the Securities and Exchange Commission upon request.)

Schedule 2

particulars of the company

(Schedule excluded.  Surmodics, Inc. agrees to furnish the schedule to the Securities and Exchange Commission upon request.)

Schedule 3

Completion ObLigations

(Schedule excluded.  Surmodics, Inc. agrees to furnish the schedule to the Securities and Exchange Commission upon request.)

Schedule 4

completion Accounts

(Schedule excluded.  Surmodics, Inc. agrees to furnish the schedule to the Securities and Exchange Commission upon request.)

Schedule 5

Accounting Expert

(Schedule excluded.  Surmodics, Inc. agrees to furnish the schedule to the Securities and Exchange Commission upon request.)

Schedule 6

Warranties and Representations

(Schedule excluded.  Surmodics, Inc. agrees to furnish the schedule to the Securities and Exchange Commission upon request.)

Schedule 7

Warranty Limitations

1.	Warranty limitations
1.1

Each Seller’s individual aggregate maximum liability in respect of any claim under the Fundamental Warranties that relate to such Seller shall be limited to an amount equal to the relevant Seller’s pro-rata entitlement to and receipt of the Completion Seller’s Payment, and, where relevant, that Seller’s pro-rata entitlement to and receipt of the Escrow Amount and the Put and Call Amount. The liability of each Seller who is not a Warrantor, shall be limited to a (i) breach of the Fundamental Warranties given by such Seller, and (ii) breach of any covenant by such Seller, in each case in respect of that Seller only.

1.2

The liability of the Warrantors in respect of all Claims and all claims under the Tax Deed, the Specific Indemnities, and the Special Deed of Indemnity shall not exceed the aggregate of $6,500,000, plus the costs and expenses of the Buyer in pursuing any such claim.

1.3

In respect of any claim under the Tax Deed or for breach of any of the Tax Warranties or the General Warranties or any claim under the Specific Indemnities or any claim under the Special Deed of Indemnity, the Buyer shall be entitled to recover against (i) the entire of the amount standing to the balance of the Escrow Account and (ii) the entire amount of the Put and Call Amount.

1.4

Each of the Sellers irrevocably acknowledges and undertakes that, subject to the terms of this agreement and the Escrow Agreement, any monies in the Escrow Account and the Put and Call Amount shall be available to pay any claim that is Settled under (i) the General Warranties, (ii) the Tax Warranties, (iii) under the Tax Deed, (iv) the Specific Indemnities and/or (v) under the Special Deed of Indemnity.  In addition to the foregoing, to the extent that any individual Seller is to be paid monies from the Escrow Account and/or the Put and Call Amount in accordance with the Escrow Agreement or the Put and Call Option Agreement, then to the extent that there is Settled any claim against such Seller, then such monies from the Escrow Account and/or the Put and Call Amount payable to such Seller shall be available to satisfy such Settled claim against such Seller.

1.5

The Warrantors will not be liable for a Claim unless the amount awarded or agreed in respect of those claims exceeds $300,000, in which event the Buyer shall be entitled to recover the full amount and not just the excess of the claims over $300,000.

1.6

The Warrantors will not be liable for any Claim unless notice of it is given in writing by the Buyer to the Sellers or the Sellers’ Representative (containing such reasonable details of the event(s) or circumstances(s) giving rise to such Claim or claim under the Fundamental Warranties as are available to the Buyer and a non-binding estimate (if capable of preparation by the Buyer) of the total amount of liability of the Sellers or Warrantors in respect thereof):

1.6.1	in the case of the General Warranties no later than the second anniversary of the Completion Date;

1.6.2	in the case of Tax Warranties, subject to paragraphs 1.10 and 1.11 below, 30 days after the fourth anniversary of the end of the accounting period of the Company in which the Completion occurs.
1.7

Any Claim in respect of which notice shall have been given in accordance with paragraph 1.6 above shall be deemed to be irrevocably withdrawn and lapsed (not having been previously satisfied or withdrawn) if proceedings in respect of such claim have not been issued and served on the Warrantors not later than the expiry of the period of 9 months after the date of such notice.

1.8

If any Claim is based on a liability which is contingent, future or unascertainable, the Warrantors shall not be under any obligation to make any payment to the Buyer in respect of such Claim unless and until such contingent or unascertainable liability becomes an actual liability, provided that the time period referred to in paragraph 1.7 above shall in such circumstances, only commence to run from the date on which such contingent or unascertainable liability becomes an actual liability

1.9	The Warrantors will not be liable for a Claim to the extent that the Claim:
1.9.1	has been Disclosed;
1.9.2	relates to any matter specifically and fully provided for in the Financial Statements or the Management Accounts;
1.9.3	arises or is increased as a result of an increase in rates of Tax after the date of this agreement with retrospective effect; or
1.9.4

arises or is increased as a result of any legislation, subordinate legislation or Revenue Commissioners enunciated practice enacted, made, in force or allowed (as appropriate), after the date of this agreement with retrospective effect.

1.10

Nothing in this schedule applies to a claim relating to Tax that arises in connection with or following an investigation by any Tax Authority into the tax affairs of the Company where the Company was engaged in tax avoidance schemes.

1.11	Notwithstanding any other provision of this agreement, no limitation or restriction of any kind whatsoever shall apply in respect of any claim made hereunder against:
1.11.1	any Seller if such claim arises from any as a result of fraudulent misrepresentation, dishonesty, fraud, wilful misconduct or wilful concealment by such Seller; or;
1.11.2

any Warrantor if such claim arises from any as a result of fraudulent misrepresentation, dishonesty, fraud, wilful misconduct or wilful concealment fraudulent act or fraudulent omission by any of the Warrantors, their agents or advisers, the Company, its directors or employees or any of them.

1.12	Nothing in this schedule shall or shall be deemed to in any way diminish the Buyer’s common law obligations to mitigate its loss or damage or both in relation to any Claim.

1.13

The Buyer shall not be entitled to recover twice under the Warranties and under the Tax Deed in respect of the same loss or to recover more than once in respect of the same loss under two or more separate Warranties.

1.14	No liability shall arise on the part of the Warrantor in respect of any Claim if and to the extent that:
1.14.1

specific allowance, provision or reserve has been made in the Completion Statement in respect of the matter to which the liability giving rise to the claim relates (provided such allowance, provision accrual or reserve has not been subsequently reversed, in whole or in part);

1.14.2

such Claim would not have arisen but for a cessation after Completion of the business of the Company or any part thereof save to the extent that the matter giving rise to such Claim made by the Buyer is itself the cause of such cessation of business, or by reason of a change in the nature of trade of the Company after Completion;

1.15

Where the Buyer or either Company has or may have a claim against a third party (including without limitation any fiscal authority or body) in relation to any matter which has given rise to a Claim, the Buyer shall procure that all reasonable endeavours are used to recover any amounts due from any such third party (subject to the Buyer being indemnified and secured to its reasonable satisfaction by the Warrantor against all reasonable and properly vouched costs and expenses which the Buyer may properly incur by reason of taking any action or proceedings) and shall as soon as possible upon such recovery:

1.15.1	reduce the liability of the Warrantor in respect of the Claim by an amount equal to the amount (if any) actually recovered from the relevant third party; or
1.15.2

where the Warrantor has made full payment to the Buyer in respect of a Claim, reimburse the Warrantor the amount so recovered (net of an amount equal to the reasonable and properly vouched costs of the Buyer properly incurred in recovering it and any Taxation thereon) up to the amount paid by the Warrantor in respect of the Claim; or

1.15.3	extinguish the liability of the Warrantor or the Vendors (as the case may be) if the amount so recovered exceeds the amount of the Claim.
1.16	The Buyer acknowledges that it shall in the first instance seek payment from the Escrow Account in respect of any breach of the General Warranties, the Tax Warranties and/or the Tax Deed Indemnity.
2.	CONDUCT OF THIRD-PARTY CLAIMS
2.1

The provisions of this paragraph 2 apply in the event that any claim is made or threatened by any third party against the Buyer or the Company, which is reasonably likely to give rise to a Claim ("Third-Party Claim").

2.2	In the event of a Third-Party Claim, the Buyer and/or the Company (as the case may be) shall:
2.2.1	as soon as reasonably practicable, and in any event within 10 Business Days of the date upon which the Company and/or the Buyer (or any other member of the Buyer's Group) becomes actually aware of the Third-Party Claim give written notice of the Third-Party Claim to the Sellers Representative, specifying in reasonable detail the nature of the Third-Party Claim;

2.2.2

keep the Sellers’ Representative informed of the progress of, and all material developments in relation to, the Third-Party Claim and provide the Sellers’ Representative with copies of all information and correspondence reasonably relating to such Third Party Claim;

provided, that no delay or failure on the part of the Buyer in respect of this paragraph 2.2 will relieve the Warrantors from any obligation under this agreement.

2.3

The Buyer and the Company shall (if so required by the Sellers’ Representative), subject to the Warrantors providing indemnification to the reasonable satisfaction of the Buyer in respect of any costs, expenses, liabilities or losses incurred in relation thereto, permit the Sellers’ Representatives in the name of the Buyer and/or the Company (as appropriate) to take all steps that the Sellers’ Representatives deem to be reasonably necessary to defend the Third Party Claim (subject to consulting the Buyer prior to taking any such action).  The Buyer shall procure that the Sellers’ Representative and his advisers are given reasonable access to any relevant documents and information in respect of the Company as are reasonably necessary to enable the Sellers’ Representative and/or his advisers to promptly and effectively evaluate the Warrantors’ rights in respect of defending the Third Party Claim.

2.4

The Buyer shall not be under any obligation to allow the Sellers’ Representative to institute or conduct the defence of any proceedings unless the Sellers’ Representative provides to the Buyer a legal opinion from a senior counsel of at least ten years standing stating that, on the balance of probabilities, the relevant proceedings regarding the Third party Claim would be likely to be successful.  Nothing in this agreement shall oblige the Buyer or the Company to take any action or permit the Sellers’ Representative to take any action in relation to a Third Party Claim that the Buyer reasonably believes will have a material detrimental effect on the Company or the Buyer.

3.	INSURANCE RECOVERY
3.1

If any loss giving rise to a General Warranty Claim against the Warrantors may be recoverable by the Company under any policy of insurance which is held by the Company as at Completion (“Applicable Insurance”), the Buyer shall (without any obligation to incur any costs or expenses or to contest any dispute raised by the relevant insurer about the claim) seek to recover under any such Applicable Insurance.

3.2

Notwithstanding any other provision of this agreement, the liability of the Warrantors for any General Warranty Claim shall not be limited or restricted by any rights which the Buyer or the Company may have under or in connection with any Applicable Insurance.

3.3

If the Warrantors (or any of them) make any payment to the Buyer in respect of a Determined Claim covered by Applicable Insurance ("Claim Payment") and after the making of the relevant payment by the Warrantors, an amount is recovered by the Company pursuant to any Applicable Insurance (“Insurance Recovery”) which would have reduced the liability of the Warrantors in respect of such breach, and the aggregate of the Claim Payment and the Insurance Recovery exceeds the loss suffered by the Buyer for or in respect of the matter or thing giving rise to such Determined Claim (such excess being the “Excess Recovery”), then the Buyer shall repay promptly to the Warrantors an amount equal to:

(a)the Excess Recovery; less

(b)

(i) any Tax suffered by the Company on the Claim Payment and/or Insurance Recovery, (ii) all expenses reasonably incurred by the Buyer and/or the Company in relation to, the relevant Determined Claim and/or Insurance Recovery, (iii) any reasonably foreseeable increase in insurance premium, loss of any excess, and/or loss of insurance cover arising from such Determined Claim.

Schedule 8

The Property

(Schedule excluded.  Surmodics, Inc. agrees to furnish the schedule to the Securities and Exchange Commission upon request.)

Schedule 9

PRODUCT SPECIFICATIONS

(Schedule excluded.  Surmodics, Inc. agrees to furnish the schedule to the Securities and Exchange Commission upon request.)

MHC-25393811-2

Execution page of share purchase agreement

SURMODICS MD, LLC
/s/ Gary R. Maharaj
By: Gary R. Maharaj Its: President

SURMODICS, INC.
/s/ Gary R. Maharaj
By: Gary R. Maharaj Its: President and Chief Executive Officer

Execution page of share purchase agreement

SIGNED AND DELIVERED as a deed by MARK BRUZZI in the presence of:	/s/ Mark Bruzzi
Signature of Mark Bruzzi
/s/ Shane Molloy
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Shane Molloy
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GIVEN under the common seal of SONASIAR LIMITED and delivered as a deed	/s/ Mark Bruzzi
Signature of director
/s/ Grainne Ni Uallachain
Signature of director/secretary

Execution page of share purchase agreement

SIGNED AND DELIVERED as a deed by ALMA O’REILLY by her duly appointed attorney MARK BRUZZI in the presence of:	/s/ Mark Bruzzi
Signature of Mark Bruzzi as duly appointed attorney of Alma O’Reilly
/s/ Shane Molloy
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Shane Molloy
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Execution page of share purchase agreement

SIGNED AND DELIVERED as a deed by BERNARD LYONS by his duly appointed attorney MARK BRUZZI in the presence of:	/s/ Mark Bruzzi
Signature of Mark Bruzzi as duly appointed attorney of Bernard Lyons
/s/ Shane Molloy
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Shane Molloy
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Execution page of share purchase agreement

EXECUTED and delivered as a deed by BOSTON SCIENTIFIC GROUP PUBLIC LIMITED COMPANY by its duly appointed attorney	/s/ Craig T. Smith
in the presence of:
Signature of Craig T. Smith as duly appointed attorney of Boston Scientific Group Public Limited Company

/s/ Kathleen Simonelli
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Kathleen Simonelli
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Execution page of share purchase agreement

SIGNED AND DELIVERED as a deed by CATHERINE L MATTHES in the presence of:	/s/ Catherine L Matthes
Signature
/s/ Pamela Strifler Briles
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Pamela Strifler Briles
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Execution page of share purchase agreement

SIGNED AND DELIVERED as a deed by CON O’BRIEN by his duly appointed attorney MARK BRUZZI in the presence of:	/s/ Mark Bruzzi
Signature of Mark Bruzzi as duly appointed attorney of Con O’Brien
/s/ Shane Molloy
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Shane Molloy
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Execution page of share purchase agreement

SIGNED AND DELIVERED as a deed by CONOR FEELY in the presence of:	/s/ Conor Feely
Signature
/s/ Shane Molloy
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Shane Molloy
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Execution page of share purchase agreement

SIGNED AND DELIVERED as a deed by EDWARD MCDAID by his duly appointed attorney MARK BRUZZI in the presence of:	/s/ Mark Bruzzi
Signature of Mark Bruzzi as duly appointed attorney of Edward McDaid
/s/ Shane Molloy
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Shane Molloy
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Execution page of share purchase agreement

SIGNED AND DELIVERED as a deed by EMILY MCLUCAS by her duly appointed attorney MARK BRUZZI in the presence of:	/s/ Mark Bruzzi
Signature of Mark Bruzzi as duly appointed attorney of Emily McLucas
/s/ Shane Molloy
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Shane Molloy
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Execution page of share purchase agreement

SIGNED AND DELIVERED as a deed by GERARD (GERRY) O’SULLIVAN by his duly appointed attorney MARK BRUZZI in the presence of:	/s/ Mark Bruzzi
Signature of Mark Bruzzi as duly appointed attorney of Gerard (Gerry) O’Sullivan
/s/ Shane Molloy
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Shane Molloy
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Execution page of share purchase agreement

SIGNED AND DELIVERED as a deed by HELEN RYAN by her duly appointed attorney MARK BRUZZI in the presence of:	/s/ Mark Bruzzi
Signature of Mark Bruzzi as duly appointed attorney of Helen Ryan
/s/ Shane Molloy
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Shane Molloy
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Execution page of share purchase agreement

SIGNED AND DELIVERED as a deed by JOHN EGAN in the presence of:	/s/ John Egan
Signature
/s/ Shane Molloy
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Shane Molloy
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Execution page of share purchase agreement

SIGNED AND DELIVERED as a deed by LORETTA O’BRIEN by her duly appointed attorney MARK BRUZZI in the presence of:	/s/ Mark Bruzzi
Signature of Mark Bruzzi as duly appointed attorney of Loretta O’Brien
/s/ Shane Molloy
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Shane Molloy
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Execution page of share purchase agreement

Present when the Common Seal of NATIONAL UNIVERSITY OF IRELAND, GALWAY was affixed hereto: I láthair nuair a greamaíodh Gnáth – Shéala Ollscoil na hÉireann, Gaillimh, dó seo	/s/ Caroline Loughnane
Secretary for Governance & Academic Affairs An Rúnaí Gnóthaí Rialachais & Acadúla
/s/ Eric Mortimer
Member of Údarás na hOllscoile Ball d’Údarás na hOllscoile

Execution page of share purchase agreement

SIGNED AND DELIVERED as a deed by PAUL GILSON by his duly appointed attorney MARK BRUZZI in the presence of:	/s/ Mark Bruzzi
Signature of Mark Bruzzi as duly appointed attorney to Paul Gilson
/s/ Shane Molloy
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Shane Molloy
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Execution page of share purchase agreement

SIGNED AND DELIVERED as a deed by ROBERT (CHIP) HANCE as trustee of the Robert B. Hance TTEE Robert Bell Hance 2012 Revocable Trust in the presence of:	/s/ Robert Hance
Signature of Robert (Chip) Hance, trustee of the Robert B. Hance TTEE Robert Bell Hance 2012 Revocable Trust
/s/ Frances Balistreri
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Frances Balistreri
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Execution page of share purchase agreement

EXECUTED AND DELIVERED as a deed by ROBINHOOD PROPERTIES LLC by its duly appointed attorney MARK BRUZZI	/s/ Mark Bruzzi
Signature of Mark Bruzzi as duly appointed attorney of Robinhood Properties LLC
/s/ Shane Molloy
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Shane Molloy
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Execution page of share purchase agreement

SIGNED AND DELIVERED as a deed by SEAN MORRIS by his duly appointed attorney MARK BRUZZI in the presence of:	/s/ Mark Bruzzi
Signature of Mark Bruzzi as duly appointed attorney of Sean Morris
/s/ Shane Molloy
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Shane Molloy
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Execution page of share purchase agreement

SIGNED AND DELIVERED as a deed by SHANE MOLLOY in the presence of:	/s/ Shane Molloy
Signature
/s/ Conor Feely
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Conor Feely
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Execution page of share purchase agreement

SIGNED AND DELIVERED as a deed by SINEAD MCCLUSKEY by her duly appointed attorney CATHERINE L. MATTHES in the presence of:	/s/ Catherine L. Matthes
Signature of Catherine Matthes as duly appointed attorney of Sinead McCluskey
/s/ Pamela Strifler Briles
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Pamela Strifler Briles
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Execution page of share purchase agreement

SIGNED AND DELIVERED as a deed by STEPHEN FITZPATRICK by his duly appointed attorney MARK BRUZZI in the presence of:	/s/ Mark Bruzzi
Signature of Mark Bruzzi as duly appointed attorney of Stephen Fitzpatrick
/s/ Shane Molloy
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Shane Molloy
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Execution page of share purchase agreement

SIGNED AND DELIVERED as a deed by JOHAN V BRIGHAM as trustee of The Brigham Family Irrevocable Trust 2010 – JVB by his duly appointed attorney MARK BRUZZI in the presence of:	/s/ Mark Bruzzi
Signature of Mark Bruzzi as duly appointed attorney of Johan V Brigham, trustee of The Brigham Family Irrevocable Trust 2010 – JVB
/s/ Shane Molloy
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Shane Molloy
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Execution page of share purchase agreement

GIVEN under the common seal of XENIUM CAPITAL UNLIMITED COMPANY and delivered as a deed	/s/ Enda Quinn
Signature of director
/s/ Fiona O’Driscoll
Signature of director/secretary